Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226450

Supplementing the Preliminary

Prospectus Supplement dated May 7, 2020

(To Prospectus dated July 31, 2018)

Pricing Term Sheet

$1,250,000,000

Zoetis Inc.

May 7, 2020

$750,000,000 2.000% Senior Notes due 2030

$500,000,000 3.000% Senior Notes due 2050

Issuer:	Zoetis Inc.	Zoetis Inc.

Principal Amount:	$750,000,000	$500,000,000

Maturity Date:	May 15, 2030	May 15, 2050

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2020	May 15 and November 15, commencing November 15, 2020

Coupon:	2.000%	3.000%

Benchmark Treasury:	1.500% UST due February 15, 2030	2.375% UST due November 15, 2049

Benchmark Treasury Price and Yield:	108-09+ / 0.623%	126-03+ / 1.306%

Spread to Benchmark Treasury:	+145 bps	+175 bps

Price to Public:	99.343% of the principal amount	98.905% of the principal amount

Yield to Maturity:	2.073%	3.056%

Make-Whole Redemption:	+25 bps	+30 bps

Par Call:	On or after February 15, 2030 (3 months before maturity)	On or after November 15, 2049 (6 months before maturity)

CUSIP/ISIN:	98978V AS2 / US98978VAS25	98978V AT0 / US98978VAT08

Denominations:	$2,000 and integral multiples of $1,000

Ratings of the Notes*:	Baa1 / BBB (Moody’s /S&P)

Trade Date:	May 7, 2020

Settlement Date:	May 12, 2020 (T+3)

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

TD Securities (USA) LLC

Senior Co-Managers:	Rabo Securities USA, Inc. Standard Chartered Bank

Co-Managers:	Loop Capital Markets LLC Wells Fargo Securities, LLC

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as result of this communication being sent by Bloomberg or another email system.

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